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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               MASIMO CORPORATION
                             A DELAWARE CORPORATION


Joe E. Kiani and Bradley R. Langdale hereby certify that:

     1. We are the President and the Secretary, respectively, of Masimo Corporation, an Delaware corporation.

     2. The first two (2) paragraphs of Article IV of the Amended and Restated Certificate of Incorporation of this corporation are amended to read in their entirety as follows:

               "The Corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock authorized is 11,000,000, $.001 par value. The total number of shares of Common Stock authorized is 22,000,000, $.001 par value.

               The shares of Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions to or imposed upon any wholly unissued series of the shares of Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof, or any of them, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, and to provide for rights and terms of redemption or conversion of the shares of any such series. The first series of Preferred Stock shall be comprised of 966,363 shares and shall be designated as "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 1,125,000 shares and shall be designated as "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 1,848,238 shares and shall be designated as "Series C Preferred Stock." The fourth series of Preferred Stock shall be comprised of 1,500,000 shares and shall be designated as "Series D Preferred Stock." The fifth series of Preferred Stock shall be comprised of 2,054,516 shares and shall be designated as "Series E Preferred Stock." The sixth series of Preferred Stock shall be comprised of 3,042,604 shares and shall be designated as "Series F Preferred Stock.""

     3. The foregoing amendment of the Amended and Restated Certificate of Incorporation of this corporation has been duly approved by the Board of Directors.

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4.   The foregoing amendment of the Amended and Restated Certificate of
     Incorporation of this corporation has been duly approved by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     We declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Dated as of September 6, 2000


                                             /s/ JOE E. KIANI
                                             ------------------------------
                                             Joe E. Kiani, President


                                             /s/ BRADLEY R. LANGDALE
                                             ------------------------------
                                             Bradley R. Langdale, Secretary



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